Exhibit 10.1

Confidential Mutual General Release and Separation Agreement

between

Agricon Global Inc. and Peter Brincker Moeller

This Confidential Mutual General Release and Separation Agreement (the "Agreement") is entered into as of the Effective Date, March 31, 2012, by and between Peter Brincker Moeller, a citizen and resident of Denmark ("PBM"), , and Agricon Global Inc., a Delaware corporation with a place of business in Utah, USA (formerly BayHill Capital Corporation, “Agricon”).  PBM and Agricon are referred to collectively as the "Parties.”

WHEREAS, on or about March 6, 2012, by action of the Board of Directors of Agricon, PBM was elected to the position of Chief Executive Officer of Agricon and appointed to a vacancy on the Board of Directors in anticipation of a major transaction with Canola Property Ghana Limited and/or its shareholders (“CPGL”); and

WHEREAS, on or about March 6, 2012 by Action of the Board of Directors of Agricon, and again in anticipation of a major transaction with CPGL, PBM was engaged as a consultant to Agricon for the performance of executive and director services including the performance of duties of the CEO and was granted certain non-qualified options to purchase common shares of Agricon, conditional on certain events and at certain times as more particularly described in that certain Stock Option Agreement (the “SOA”) of that date; and

WHEREAS, Agricon is currently traded and regulated in the US as a shell company registered with the SEC as a shell company and is therefore in the nature of a start-up company with limited resources and having restrictions on payment of executive compensation; and

WHEREAS, the Parties have mutually agreed to terminate all relationships between them (other than the relationship of optionholder/shareholder, as more particularly provided herein) and to relieve PBM from any responsibilities arising under the foregoing relationships and to conclude all matters arising out of or related to any and all of the foregoing;

NOW, therefore, in consideration of the foregoing recitals, and the mutual promises, agreements and understandings contained herein, including Sections 1-11 hereof, the Parties hereby agree as follows:

1.	Mutual Termination of Engagement:
a.	PBM is and was a consultant to Agricon but was not an employee of Agricon. Rather, any compensation arrangements were in the nature of a consultant to Agricon. Agricon has not made and will not make any tax withholding on compensation paid to PBM.
b.	The Parties agree that PBM’s position of CEO of Agricon, the co-
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operation, stopped on March 13, 2012 and were terminated on March 31, 2012 upon mutual agreement/understanding by unilateral action of Agricon and its Board of Directors (the “Executive Termination Date”).

c.	The Parties agree that PBM’s position of Director of Agricon terminated and/or will terminate by PBM’s voluntary resignation from the Board of Directors of Agricon, effective on March 31, 2012 (the “Director Termination Date”) and that notice and receipt of such termination, and the resignation itself is self implementing hereunder without more by either Party.

2.	Compensation:
a.	Agricon has paid and PBM has received $10,000 for February 2012.
b.	On the day after the Director Termination Date, in full satisfaction of all claims for compensation and as partial consideration hereunder, Agricon will pay to PBM and PBM will accept the sum of $10,000.
c.	On the day after the Director Termination Date, Agricon will pay PBM the sum of $2,000 to cover all reimbursable costs not previously reimbursed and incurred by PBM in pursuit of the business of Agricon up to and including the Director Termination Date. PBM has no further obligation to document such reimbursable costs. Agricon has no further obligation to reimburse any costs of PBM.
d.	PBM has no insurance interest, no deferred compensation right and no other direct or indirect benefit arising from any of PBM’s relations with Agricon.

3.	Stock Options and Stock: The Parties agree that PBM has certain rights and limitations and that Agricon has certain rights and duties under the SOA and the Parties agree further that certain rights, limitations and duties will expire as of the Director Termination Date or as of a fixed date thereafter. The Parties agree that a fair resolution of those rights, limitations and duties is as provided herein as follows:

Agricon will purchase and PBM will sell the 400,000 Stock Options granted under the Non-Qualified Option Grant Agreement with PBM signed the 7 March 2012 for a total sum of $ 20,000 to be paid in one installment to PBM on the day after Agricon has finalized the second capital raise expected to be of $ 10 million.

4.	Released Parties:

a.	Release by PBM: For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and as a material inducement to Agricon to enter into this Agreement, PBM, on behalf of himself and his representatives, family members, heirs, attorneys,
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executors, administrators, agents, successors and assigns, and each of them, hereby releases, acquits and forever discharges Agricon and all of its current and former subsidiaries, joint-venturers and affiliates, and all of their respective directors, shareholders, officers, employees, agents, attorneys, insurers,  and all individuals or entities acting by, through, under or in concert with any of them from any and all charges, controversies, claims, wages, rights, agreements, actions, costs or expenses, causes of action, obligations, damages, losses, promises and liabilities of whatever kind or nature. Said claims include, but are not limited to:

(1) employment discrimination (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634) as amended, under any relevant state statutes or municipal ordinances;

(2) disputed wages;

(3) breach of contract;

(4) negligent hiring;

(5) wrongful discharge and/or breach of any alleged employment contract; and

(6) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress.

b.	Release by Agricon: For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and as a material inducement to PBM to enter into this Agreement, Agricon, on behalf of itself and its representatives, heirs, attorneys, executors, administrators, agents, successors and assigns, and each of them, hereby releases, acquits and forever discharges PBM and all of his current and former joint-venturers and affiliates, and all of their respective directors, shareholders, officers, employees, agents, attorneys, insurers, and all individuals or entities acting by, through, under or in concert with any of them from any and all charges, controversies, claims, wages, rights, agreements, actions, costs or expenses, causes of action, obligations, damages, losses, promises and liabilities of whatever kind or nature. Said claims include, but are not limited to:

(1) unauthorized or improper conduct;

(2) breach of contract;

(3) failure to perform or incomplete performance of any duty or responsibility whether as an executive or director of Agricon;

(4) any breach of fiduciary duty in any capacity; and

(5) any conflict of interest.

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5.	Confidentiality: The Parties agree to keep the terms and substance of this Agreement (including but not limited to any amounts of money paid pursuant thereto), and any of the underlying facts confidential and to refrain from disclosing the same at any future time, or to any other individual or entity whatsoever, except as Agricon may be required to report to the SEC and publicly disclose concerning this transaction and/or file with the SEC a copy of this Agreement.

6.	Arbitration: Any dispute or claim by either Party of any nature arising (i) under this Agreement including (and without conceding that any such could arise outside this Agreement) or(ii) any such outside this Agreement, shall be resolved solely by binding, exclusive, confidential and compulsory arbitration under the commercial rules of the American Arbitration Association where a single arbitrator is appointed and where the arbitrator sits and the arbitration is conducted in Salt Lake City, Utah.

7.	No Disparaging Statements: Each of Agricon and PBM agrees that it/he will not make any comments relating to Agricon or its employees, directors, shareholders or affiliates or relating to PBM or his affiliates which are critical, derogatory or which may tend to injure the business or reputation of the other Party or of said persons. Each Party may state that the separation arose over a difference concerning the operating of the Company and the pursuit of its strategy and objectives.

8.	Public Statement by Agricon: Agricon will endeavor to include in its next public filing with the SEC a statement substantially as follows and other statement in harmony with this statement and with this Agreement:

Recognizing the completion of the Share Exchange and related activities, Agricon and Peter Brincker Moeller have agreed to separate and terminate the current relationship between them. The Board of Directors of Agricon has expressed its appreciation to Mr. Moller for his contribution to the Share Exchange and to the Company during his tenure and expects that he will continue to work for Agricon’s major shareholders on other projects, where his financial and transactional experience will be better utilized and needed.

9.	Drafting and Interpretation: The Parties agree that this Agreement should be interpreted as if drafted and negotiated by both Parties and that no provision should be interpreted with assumed bias for or against either Party. This Agreement shall be interpreted under the laws of the state of Utah, USA, without regard to the conflicts of laws. Should there be any dispute about the interpretation or enforcement of inconsistent or contradictory terms, the contracts shall be given force and effect in this order: first this Agreement and then the SOA as amended hereby.
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10.	Entire Agreement: This Agreement sets forth the entire agreement between Agricon and PBM and supersedes all prior or contemporaneous oral or written agreements, negotiations, discussions, or understandings concerning the subject matter hereof. The terms of this Agreement may not be altered, amended, waived or modified, except by a further written agreement signed by Agricon and PBM. This Agreement may be signed in duplicate originals.

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The Parties represent and warrant that they have carefully read this Confidential Mutual General Release and Separation Agreement and know and understand the contents thereof, and that they signed this Agreement freely and voluntarily. The individual executing this Agreement on behalf of Agricon represents that he is empowered to do so and thereby binds Agricon. Each party to this Agreement has made such investigation of the facts pertaining to this Agreement and of all matters pertaining thereto as he/it deems necessary.

Signed:

Bench

Bob Bench, President &
CFO for Agricon Global Inc.

Date

Peter Brincker Moeller

30 March 2012
Date

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